UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

THE CHEFS’ WAREHOUSE, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-3031526
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 East Ridge Road, Ridgefield, Connecticut	06877
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:
Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

On March 22, 2020, the Board of Directors of The Chefs’ Warehouse, Inc., a Delaware corporation (the “Company”), declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock, par value $0.01 per share, of the Company, to purchase from the Company one one-thousandth (1/1,000th) of a share (a “Unit”) of Series A Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Stock”) at a price of $40.00 per Unit of Preferred Stock, subject to adjustment as provided in the Rights Agreement (defined below). The dividend is payable to stockholders of record at the close of business on April 2, 2020. The description and terms of the Rights are set forth in a Rights Agreement, dated as of March 22, 2020, as the same may be amended from time to time (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, LLC, as rights agent.

The Rights are in all respects subject to, and governed by, the provisions of the Rights Agreement and the Certificate of Designation of the Voting Powers, Designation, Preferences and Relative, Participating, Optional or Other Special Rights and Qualifications, Limitations and Restrictions of the Series A Preferred Stock of The Chefs’ Warehouse, Inc. (the “Certificate of Designation”), which are attached hereto as Exhibits 4.1 and 3.1, respectively, and incorporated herein by reference. The description of the Rights is incorporated herein by reference to the description set forth under Items 1.01, 3.03 and 5.03 of The Chefs’ Warehouse, Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 23, 2020, and is qualified in its entirety by reference to the full text of the Rights Agreement and Certificate of Designation.

Item 2. Exhibits.

Exhibit No.	Description
3.1	Certificate of Designation of the Voting Powers, Designation, Preferences and Relative, Participating, Optional or Other Special Rights and Qualifications, Limitations and Restrictions of the Series A Preferred Stock of The Chefs’ Warehouse, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by The Chefs’ Warehouse, Inc. on March 23, 2020).

4.1	Rights Agreement, dated as of March 22, 2020, between The Chefs’ Warehouse, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed by The Chefs’ Warehouse, Inc. on March 23, 2020).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

THE CHEFS’ WAREHOUSE, INC.

Date: March 23, 2020	By:	/s/ Alexandros Aldous
Alexandros Aldous General Counsel, Corporate Secretary and Chief Government Relations Officer